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                                                                     EXHIBIT 5.1

                       Akerman, Senterfitt & Eidson, P.A.
                                Attorneys at Law
                          SunTrust International Center
                                   28th Floor
                              One S.E. Third Avenue
                            Miami, Florida 33131-1704
                                 (305) 374-5600
                             Telecopy (305) 374-5095


                                  March 17, 1998

Medical Manager Corporation
3001 North Rocky Point Drive East
Suite 100
Tampa, Florida 33607


Ladies and Gentlemen:

         We have acted as special counsel to Medical Manager Corporation, a Delaware corporation (the "Company") with respect to the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (the "Registration Statement") covering the issuance of up to 5,000,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), in connection with future acquisitions of other businesses, properties or equity and/or debt securities in business combinations in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act of 1933, as amended.

         Based on our review of the Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, and such other documents and records as we have deemed necessary and appropriate, we are of the opinion that the Shares, when issued and paid for, will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement.


                                Very truly yours,

                                AKERMAN, SENTERFITT & EIDSON, P.A.

                                /s/ Akerman, Senterfitt & Eidson, P.A.
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